Exhibit 10.2

1235 Water Street
P O Box 157
East Greenville, PA 18041
Tel 215 679-7991
Fax 215 679-3904

May 4, 2015

Joseph Coppola
12016 Milona Drive
Draper, UT 84020

Dear Joe:

This letter confirms our offer to you of “at-will” employment with Knoll, Inc. (“Knoll”) as Chief Operating Officer, reporting to me. Subject to your acceptance of this offer, your expected effective date of hire will be June 1, 2015.

Your base salary will be $335,000 annually (paid in installments of $12,884.62 biweekly). You will also be eligible to participate in the Knoll annual incentive compensation program. Under the 2015 program you will have an annual target bonus opportunity of $335,000. Payout under this program is discretionary and based on Knoll achieving its financial plan and your individual objectives. However, Knoll guarantees you will receive a minimum bonus payment of $335,000 for 2015, 50% (or $167,000) (referred to herein as the “Bonus Advance”) of which will be paid upon your commencement of employment and the remainder of which will be paid in February 2016. Payment of all bonuses (including the guaranteed bonus provided in the foregoing sentence) is contingent upon your continued employment through the date of payment; provided, however, in the case of the $335,000 guaranteed bonus for 2015, if Knoll terminates your employment without “cause” (as defined below) prior to the date 2015 bonuses are paid out in February 2016, Knoll will pay you the $335,000 guaranteed bonus amount. If you voluntarily terminate your employment with Knoll or are terminated with “cause” prior to February 15, 2016, you must promptly repay the Bonus Advance.

Subject to formal approval by the Knoll Compensation Committee, you will also be granted 20,000 restricted shares and 20,000 performance-based restricted stock units under the company’s stock incentive plans. Consistent with Knoll’s equity grant practices, these grants will be submitted to the Knoll Compensation Committee for formal approval at a meeting scheduled after you commence employment with Knoll. The grants would be effective the third trading day after the first public announcement of quarterly financial results after such meeting. The restricted shares would cliff vest on the third anniversary of the date of grant. The restricted stock units will only vest if Knoll exceeds a 3-Year Cumulative Operating Profit target and if Knoll’s Total Shareholder Return exceeds the median of its designated peer group. Based on your expected date of hire, we expect the grant date for these equity awards to be on or about October 2015. The restricted shares and restricted stock units will

Joseph Coppola

May 4, 2015

be evidenced by Knoll’s standard agreements to be signed by you and Knoll, which will set forth the terms and conditions associated with the equity grant in more detail, including the accrual of dividends.

If you are terminated by Knoll before your first anniversary of employment date without “Cause” (as hereinafter defined), you will receive twelve (12) months base salary as severance in complete satisfaction of any and all claims you have against Knoll upon (and only upon) your execution of a general release reasonably acceptable to Knoll; provided however, that you will not receive any severance payment whatsoever and will have no claim against Knoll if you voluntarily leave Knoll or if you are terminated for “Cause”. We will mutually agree to structure the payment of any severance to comply with requirements of Internal Revenue Code Section 409A.

For purposes of this letter “Cause” means: (i) your failure, neglect, or refusal to perform your duties which failure, neglect or refusal is not corrected by you within thirty (30) days of your receipt of written notice from Knoll of such failure, neglect or refusal (it being understood that a failure to attain performance objectives shall not in and of itself be treated as a failure to perform your duties for purpose of this clause), (ii) your engaging in conduct that has the effect of injuring the reputation or business of Knoll or its affiliates, as determined by Knoll; (iii) your continued or repeated absence from Knoll, unless such absence is approved or excused; (iv) illegal use of drugs or significant violations of Knoll’s policies and procedures, as determined by Knoll; (v) your conviction for the commission of a misdemeanor involving moral turpitude or a felony or any plea by you of guilty or “nolo contendere” to the charge of a misdemeanor involving moral turpitude or a felony; (vi) Knoll’s reasonable suspicion of your commission of an act of fraud, misappropriation or embezzlement against Knoll or any of its affiliates, employees, customers or suppliers; or (vii) conduct substantially disloyal to Knoll, as determined by Knoll.

This position will be located at our East Greenville, Pennsylvania location and you are eligible to receive benefits the first of the month following 30 days of employment. A summary of the 2015 Knoll benefit program can be found at www.knollbenefits.com (Username: knoll Password:XXXXXXXXX).

You will also be eligible to participate in the Knoll Relocation Program. You will receive $75,000 (minus applicable taxes) upon commencement of employment for relocation expenses. A summary of the program is attached. In addition, we will reimburse you for up to $3,000 per month in temporary living expenses from your date of hire through the first four months of employment (a max of $12,000).

Joseph Coppola

May 4, 2015

Knoll will provide you with twenty (20) vacation days per year. As a Knoll associate you will be eligible to participate in the Knoll Retirement Savings Plan (a 401(k) Plan) immediately upon hire. The Knoll Retirement Savings Plan matches 50% of your own retirement contributions up to 6% of eligible earnings (i.e, a maximum of 3% of earnings). Knoll also will contribute as much as an additional 3% of eligible earnings to you if the company meets established annual profit goals.

Knoll requires all associates to complete a pre-employment drug screening prior to the start of employment. The employment offer is contingent upon successful completion of this screening and verification of all the information you have provided. Costs associated with the pre-employment screening are covered by Knoll. Please bring with you on your first day, 2 forms of documentation to support your eligibility to work in the United States.

Joe, I am enthusiastic about the prospect of you joining us at Knoll. I believe that as Chief Operating Officer you will open an exciting new chapter for Knoll and for your own career. This offer is open until May 5, 2015. Please sign and return one copy of this letter to me and retain a copy for your records.

Very truly yours,

/s/ Andrew B. Cogan

Andrew B. Cogan
CEO, Knoll Inc.

Acceptance and acknowledgement of terms and conditions:

/s/ Joseph T. Coppola	May 4, 2015
Signature	Date